Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Tom Mason - CFO                            Keith Fetter
Centiv, Inc.                               Piedmont Consulting, Inc.
847-876-8304                               404-233-6999
Email:  tmason@centiv.com                  Email:  keith@piedmont-consulting.net

Centiv Completes $2.16 Million Private Equity Financing


VERNON HILLS, Illinois, April 1, 2002 - Centiv, Inc. NASDAQ: CNTV announced today that it has completed a round of private equity financing to support current operations and to fund the Company's increased marketing and sales efforts for its Instant Impact(TM) web-based Point-of-Purchase products and services.

The financing round of $2.16 million included both individual and hedge fund investors.

The Company sold 216,000 units, each consisting of one share of convertible preferred stock and one warrant to purchase one additional share of convertible preferred stock. The purchase price for each unit was $10.00 per unit. Because the preferred stock is initially convertible into ten shares of common stock, the effective purchase price is $1.00 for each share of common stock.

The warrant gives the holder the right for five years to purchase one share of convertible preferred stock at a purchase price of $15.00 per share (the equivalent of $1.50 per share of common stock).

Neither the convertible preferred stock nor the warrants have been registered under the Securities Act of 1933. Therefore, they may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company has agreed to register the shares of common stock underlying the preferred stock and the warrants by April 28, 2002.

Each share of convertible preferred stock is initially convertible into ten shares of common stock. This conversion ratio, however, is subject to anti-dilution adjustment for stock splits, combinations and other similar changes and if the Company issues, except in limited circumstances, any capital stock for a per share price less than the then current conversion price.

Proceeds to the Company from the sale of the convertible preferred stock will be $2,160,000, of which $1,910,000 was received on March 28, 2002 and the remaining $250,000 will be received in April 2002.

About Centiv

Centiv, Inc. [NASDAQ: CNTV], headquartered in Vernon Hills, IL, offers web services for consumer brand companies to manage their in-store and on-premise POP processes. The delivered product is high quality, digitally produced signage that is mass-customized for the unique requirements of each retail location. Centiv's P.O.P. services are currently used by leading U.S. Corporations including Action Performance, Anheuser Busch, DuPont, Brown-Forman, GuinnessUDV, PepsiAmericas and TruServ. Additional information regarding Centiv, Inc., may be obtained by contacting Centiv headquarters, 998 Forest Edge Drive, Vernon Hills, IL 60061. Phone 847-876-8300 or fax 847-955-1269, or visit its website:
http://www.centiv.com for a product demonstration.

This press release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements appear in a number of places in this press release and include all statements that are not historical statement of fact. The words "may," "would," "could," "will," "progress toward," "move forward," "actively pursuing," "increase," "optimistic", "expect," "estimate," "anticipate," "believes," "intends," "plans," and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that such statements are not guarantees of future performance and involve various risks and uncertainties, many of which are beyond the Company's control. Actual results may differ materially from those discussed in the forward-looking statements as a result of factors described below. These risks include, but are not limited to, competitive market pressures, material changes in customer demand, availability of labor, the Company's ability to perform contracts, governmental policies adverse to the computer industry, economic and competitive conditions, and other risks outside the control of the Company, as well as those factors discussed in detail in the Company's filings with the Securities and Exchange Commission, including "Factors That May Affect Future Results" section of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.